                           AAMES FINANCIAL CORPORATION
                               Earnings Per Share
          For the three and six months ended December 31, 1996 and 1997

                                                                     Three months ended                   Six months ended
                                                                        December 31,                         December 31,
                                                                 ----------------------------      -------------------------------
                                                                    1996             1997                 1996             1997
                                                                 -----------      -----------      --------------      -----------
BASIC EARNINGS PER COMMON SHARE:
      Net Income for calculating basic earnings per
          common share                                           $18,274,000      $13,343,000         $13,650,000      $26,424,000
                                                                 ===========      ===========         ===========      ===========

      Average common shares outstanding                       (1) 27,397,000       27,799,000      (1) 25,577,000       27,784,000
                                                                 -----------      -----------         -----------      -----------
                 BASIC EARNINGS PER COMMON SHARE                 $      0.67      $      0.48         $      0.53      $      0.95
                                                                 ===========      ===========         ===========      ===========


DILUTED EARNINGS PER COMMON SHARE:
      Net Income                                                 $18,274,000      $13,343,000         $13,650,000      $26,424,000
                                                                 ===========      ===========         ===========      ===========

      Adjust net income to add back the after-tax amount
            of interest recognized in the period associated
            with the convertible subordinated notes                  917,000          862,000           1,875,000        1,760,000
                                                                 -----------      -----------         -----------      -----------
                    Adjusted net income                          $19,191,000      $14,205,000         $15,525,000      $28,184,000
                                                                 ===========      ===========         ===========      ===========

      Average common shares outstanding                       (1) 27,397,000       27,799,000      (1) 25,577,000       27,784,000

      Add exercise of options and warrants                         2,255,500        1,043,000           2,300,702        1,381,000
      Convertible subordinated notes                               6,161,000        6,107,000           6,160,715        6,107,000
                                                                 -----------      -----------         -----------      -----------
                    Diluted shares outstanding                    35,813,500       34,949,000          34,038,416       35,272,000
                                                                 ===========      ===========         ===========      ===========
                  DILUTED EARNINGS PER COMMON SHARE              $      0.53      $      0.41         $      0.45      $      0.80
                                                                 ===========      ===========         ===========      ===========

(1) Shares outstanding at December 31, 1996, adjusted for the three-for-two stock split in the form of a stock dividend in February 1997.